Exhibit 10.1

CONTRACT FOR SALE OF REAL ESTATE

THIS CONTRACT of sale made this 5th day of December, 2014, by and between FRANKLIN SYNERGY BANK hereinafter called the “seller”, and MURFREESBORO BRANCHES, LLC hereinafter called the “buyer”;

WITNESSETH: That the seller in consideration of the sum of $5,000 Dollars as earnest money and in part payment of the purchase price has this day sold and does hereby agree to convey by a good and valid special warranty deed to said buyer, or to such person as he may in writing direct, the following described real estate in Rutherford County, Tennessee, to-wit:

2610 Old Fort Parkway	Map 92, Parcel 33.02

2782 South Church Street	Map 125C, Group A, Parcel 2.02

724 President Place	Map 28I, Group A, Parcel 5.02

CONSIDERATION: Buyer agrees to purchase said real estate and to pay therefor the total sum of Four million ninety-five thousand ($4,095,000.00) DOLLARS, upon the following terms: $ALL cash.

Closing on or before ninety (90) days from the effective date of this contract (the “effective date” being the date all terms are agreed to by all parties). The property is being sold “AS IS” with no representations or warranties of any kind by seller. For a period of 30 days from the “effective date” Buyer has the right to come upon the property to conduct any environmental assessments it deems appropriate. If said assessments reveal any environmental defects to Buyer, Seller shall be notified within 2 business days and Seller may cure said defects or Buyer may declare this Contract null and void and receive a full refund of all earnest money.

TITLE INSURANCE: The buyer or his agent, at buyer’s expense, agrees to make application to an Escrow Company of its choosing for Title Insurance on the above property within 10 days of the effective date hereof and if, after examination of same by Buyer’s attorney, the title is found to be insurable, the buyer hereby agrees to accept a Title Policy issued by said Company in its usual form as being in compliance with this Contract, and Seller shall be notified of Buyer’s acceptance of same WITHIN TEN DAYS after receiving a report on the title, and it is agreed that such report, as accepted by Buyer, shall be conclusive evidence of good title subject to the agreed-upon exceptions therein stated, otherwise that the earnest money is to be refunded.

Should the buyer default in the performance of this contract on his part at the time and in the manner specified then at seller’s option the earnest money shall be forfeited as liquidated damages. But such forfeiture shall not prevent suit for the specific performance of this contract.

In the event of default in the terms of this contract for any reason on the part of the seller, the earnest money hereinabove shown shall be returned to the buyer. Return of the earnest money to Buyer as a result of Seller’s failure to perform shall not prevent suit by Buyer for specific performance.

The Buyer shall be represented in this transaction by Steltemeier & Westbrook, PLLC.

The words “seller and buyer” when used in this contract shall be construed as plural whenever the number of parties to this contract so requires.

ADJUSTMENTS TO BE MADE AT TIME OF CLOSING:

(1)	Sellers Escrow Deposits — to be None

(2)	Taxes for Current Year — to be prorated Back taxes Seller

(3)	Sellers Fire Insurance — to be cancelled D.O.D.

(4)	Existing Leases or Rents None

Possession to be given D.O.D.

Conveyance to be subject to existing Building Restrictions and/or Zoning Ordinances; all existing highway, street and utility easements; and such state of facts as an accurate survey would disclose.

Buyer:	MURFREESBORO BRANCHES, LLC	Seller:	FRANKLIN SYNERGY BANK

By:		By:

HENRY W. BROCKMAN, JR.

Deed property to: MURFREESBORO BRANCHES, LLC